Exhibit 99.1
RegeneRx Phase 2 AMI Trial on Clinical Hold due to GMP
Compliance Issues at Contract Manufacturer
Rockville, Md., March 16, 2011 — RegeneRx Biopharmaceuticals, Inc. (OTC Bulletin Board: RGRX) (“the Company” or “RegeneRx”) announced that it has received a notice from the U.S. Food and Drug Administration (FDA) indicating that, due to non-compliance with FDA’s current Good Manufacturing Practice (cGMP) regulations by its contract manufacturer, the Company’s Phase 2 clinical trial of RGN-352, its injectable formulation of Thymosin beta 4 for the treatment of acute myocardial infarction (AMI), has been placed on clinical hold. RegeneRx is currently unable to estimate the length of time that the trial will be on clinical hold. The Company was scheduled to begin enrolling patients in the trial in the coming weeks. The Company will provide additional information as it becomes available.
The clinical hold is limited to cGMP compliance issues at a specific contract manufacturing site and is not directed at the safety of RGN-352, the Company’s Phase 2 AMI protocol or its clinical development plan, nor does it affect any other RegeneRx clinical trial or drug candidate.
About RegeneRx Biopharmaceuticals, Inc. (www.regenerx.com)
RegeneRx is focused on the development of a novel therapeutic peptide, Thymosin beta 4, or Tβ4, for tissue and organ protection, repair and regeneration. RegeneRx currently has three drug candidates in clinical development and has an extensive worldwide patent portfolio covering its products.
RGN-352 is an injectable formulation to treat cardiovascular and central nervous system diseases, as well as other medical indications. RegeneRx has successfully completed a Phase 1 clinical trial with RGN-352 in which the drug candidate was found to be safe and well-tolerated. The company has initiated a Phase 2 clinical trial at approximately 20 clinical sites in the U.S., Israel, and Russia, although this trial is currently on an FDA-imposed clinical hold. RegeneRx recently received a $3 million, three-year development grant from the NIH to support the company’s acute myocardial infarction program.
RGN-259 is a sterile, preservative-free topical eye drop for ophthalmic indications. Based on recent human clinical data, RegeneRx is currently supporting a physician-sponsored Phase 2 dry eye study with RGN-259. Previously, seven patients with non-healing corneal ulcers were treated with RGN-259 under compassionate use INDs. Five had complete healing and two had substantial healing of their wounds. Three additional patients with corneal defects, called punctate keratitis, had no evidence of healing although they did report reduction in eye inflammation and increased comfort.

RGN-137, a topical gel formulation, is currently being evaluated by RegeneRx in a Phase 2 clinical trial for the treatment of the orphan skin disease epidermolysis bullosa. Other potential uses for RGN-137 include the treatment of chronic dermal wounds and reduction of scar tissue.
Forward-Looking Statements
Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning the outcome of the FDA-imposed clinical hold on the Company’s Phase 2 AMI clinical trial, the length of the clinical hold, the timing for enrollment in the clinical trial, and the plans for future development of RGN-352. Forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are urged to consider statements that include the words “estimate,” “will,” “may,” “potential” or the negative of those words or other similar expressions to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include risks related to uncertainties inherent in our business, including, without limitation the risk that the FDA may require the destruction of placebo and drug candidate produced by the supplier and that the Company may need to locate an alternate manufacturer. Additional risks include the risk that our product candidates do not demonstrate safety and/or efficacy in current clinical trials or future non-clinical or clinical trials; risks related to our ability to obtain financing to support our operations on commercially reasonable terms; the progress, timing or success of our clinical trials; difficulties or delays in development, testing, obtaining regulatory approval for producing and marketing our product candidates; regulatory developments; the size and growth potential of the markets for our product candidates and our ability to serve those markets; the scope and validity of patent protection for our product candidates; competition from other pharmaceutical or biotechnology companies; and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 31, 2010, and the quarterly report on Form 10-Q for the quarter ended September 30, 2010, as well as other filings it makes with the SEC. Any forward-looking statements in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company anticipates that subsequent events and developments may cause its views to change, and the Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.
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For RegeneRx:
Lippert/Heilshorn & Associates, Inc.
Kim Golodetz
212.838.3777
kgolodetz@lhai.com
or
Bruce Voss
310.691.7100
bvoss@lhai.com

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